Exhibit 10.3

MEMORANDUM OF AGREEMENT	Maritime Council (BIMCO) in 1956,
Code-name
Dated: 24th February 2006	SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Great Basic Limited, Hong Kong
hereinafter called the Sellers, have agreed to sell, and

Elgin Navigation Inc. of the Marshall Islands guaranteed by Omega Navigation Enterprises Inc.

hereinafter called the Buyers, have agreed to buy

Name: MT Rudolf Schulte

Classification Society/Class: DNV

Built: 2004	By: Hyundai Heavy Industries, South Korea

Flag: Hong Kong	Place of Registration: Hong Kong

Call Sign: VRAF9	Grt/Nrt: 42,432 / 21,824 tonnes

Register Number: IMO no 9283679

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                         Purchase Price USD 63,000,000 (United States Dollars Sixty Three Million only)

2.                         Deposit *see also Clause 20.

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 5 working days after lifting of Buyers subject as per Clause 18. This deposit shall be placed with First Class International Bank and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written Instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.                         Payment

The said Purchase Price shall be paid in full free of bank charges to First Class International Bank on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                         Inspections

a)*                  The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have waived their right to inspect the Vessel and have accepted the Vessel and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

b)*

*                            4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.                         Notices, time and place of delivery

a)                         The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30/15/10/5/3,       , and 1 days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                        The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in Worldwide, to be narrowed by Sellers according to Vessel’s schedule after Buyer’s subject of Clause 18 has been lifted.

In the Sellers’ option. The Vessel to be delivered charter free and cargo free.

Expected time of delivery: 1st June 2006 – 30th June 2006 in Sellers option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 30th June 2006 in Buyers option.

c)                         If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date whom they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accepts the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                        Should the vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                         Drydocking/Divers Inspection

b)**          (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel, in the presence of a Class surveyor, The Sellers shall at their cost make the Vessel available for such inspection with sufficient time prior to tendering official Notice of Readiness as per Clause 3 hereof. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules, if the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*, In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii) if the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers at their time and expense shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)                         If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if their Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class

[Illegible] putting the Vessel in and taking her out of drydock, including the drydook dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work lender Notice of Readiness for delivery while the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the vessel is in drydock or not and irrespective of Clause 6 b).

*                            Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**                     6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.                         Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tall-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tall-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers, if applicable. The All radio installation and navigational equipment including GMDSS shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items, Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Buyers have the right to take photocopies to log books, and all routine engine / deck maintenance reports for the last twelve months at their expense. Vessel’s oil record book from the time of Vessel’s construction to remain aboard as per SOLAS requirements. Captain’s, Officers’ and Crew’s personal belonging including the stop chest are to be excluded from the sale, as well as the following additional items (including items on hire): Oxygen, acetylene and freon bottles and video films from Videotel.

The Buyer shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums (not having gone through the Vessel’s system) and pay the Sellers last net purchase prices after discounts as evidenced by supporting invoices/documentation based on quantity figures mutually agreed between Buyer’s and Seller’s representatives ROB latest on the date of delivery. current not market price (excluding barging expenses) at the port and date of delivery of the Vessel.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                         Documentation—see also Appendix No. 1. The place of closing: Athens/Piraeus, Greece.

[Illegible]

f)                           Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.                         Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other claims and debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                  Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                  Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation”, free of average damage affecting the Vessel’s class, and with her classification certificates and national, statutory and international trading certificates under present flag, as well as all other certificates the Vessel had at the time of inspection clean, valid and unextended without condition/recommendation by Class or the relevant authorities at the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*                            Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.                  Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                  Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                  Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fill to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause (Illegible). If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 51 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                  Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense not earlier than 4 weeks prior to the estimated date of delivery, upon arrival at                     on or about                     .

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation. Sellers officers and crew to cooperate and demonstrate / explain operations of Vessel’s equipment.

16.                  Arbitration

a)*                  This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 1960 and 1970 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

This Agreement shall be governed by and in accordance with Title 9 of the United States Code and the law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.

The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc., New York.

c)*                  Any dispute arising out of this Agreement shall be referred to arbitration at               , subject to the procedures applicable there. The laws of                   shall govern this Agreement.

*                            16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

17.                  The Vessel’s identification is not to be disclosed prior to the ‘Red Herring’ filing for the IPO.

18.                  The purchase of the Vessel is subject and conditional upon the Buyer’s holding company, Omega Navigation Enterprises Inc, being successfully priced at an Initial Public Offering enabling the purchase of the Vessel. This subject shall be lifted latest by 31st March 2006 by the Buyer’s in writing or such subject may be waived during that period by the Buyer’s in writing.

If this subject and condition is not lifted or waived by Buyer’s in writing as aforesaid by the 31st March 2006 then this MoA will be of no effect.

19.                  Sellers confirm that to the best of their knowledge Vessel is not blacklisted by any nation or organisation including the Arab Boycott League and ITF.

20.                  The Buyers shall take necessary banking procedures required by the Sellers’ bank to open the relevant account immediately after completion of signing the MOA, however, in the event of any delay caused by excessive documentary requirements on the part of the Sellers’ bank for account opening procedures which render it impossible to pay the deposit within the agreed time, then bank-to-bank irrevocable and unconditional confirmation of the readiness and availability of the funds, subject only to the said account being open, shall be taken as conclusive evidence that the Buyers have satisfied the requirements in terms of timing for lodging of the deposit. I.E. such that the Buyers will not be considered in breach of the said requirements under the MOA”.

for the Buyers’s	for the Seller’s
Elgin Navigation Inc	Great Basic Limited

For and on behalf of
GREAT BASIC LIMITED

/s/ Charilaos Loukopoulos	/s/ Atul Sudhakar Gupte
Authorized Signature(s)

Charilaos Loukopoulos	Name:	Atul Sudhakar Gupte
DIRECTOR	Title:	Director

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage incurred as a result of discrepancies between the original approved document and this document.

APPENDIX No. 1

TO

MEMORANDUM OF AGREEMENT (THE “AGREEMENT”) DATED FEBRUARY 24TH, 2006 BETWEEN GREAT BASIC LIMITED AND ELGIN NAVIGATION INC COVERING THE PURCHASE OF THE “RUDOLF SCHULTE” (THE “VESSEL”)

A.                      Sellers and Buyers hereby agree that the following documents are to be provided by Sellers to Buyers upon delivery of the Vessel in exchange for the Purchase Price:

1.                          Legal Bill of Sale for the Vessel in two originals duly executed by Sellers, duly notarized, apostilled, transferring title of the Vessel from Sellers to Buyers and warranting that the Vessel at the time of delivery is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever.

2.                          A signed commercial invoice from Sellers in two originals describing the main particulars of the Vessel and setting forth the Purchase Price.

3.                          A signed commercial invoice from Sellers setting out the cost to the Buyers for the remaining bunkers and lubricating oils in accordance with Clause 7 of the Agreement.

4.                          A Protocol of Delivery and Acceptance in four original copies signed by Sellers. One original to be signed by Buyers and Sellers representatives onboard the Vessel to the time of delivery.

5.                          Certificate of Good Standing of Sellers dated not more than 10 days prior to the date of delivery of the Vessel issued by the competent authorities of Sellers’ jurisdiction of incorporation.

6.                          A Certificate of incumbency signed by the Secretary of the Sellers stating the names of the directors, officers and shareholders of Sellers.

7.                          A Certificate signed by the Secretary of Sellers attaching true and complete copies of the Articles of Incorporation and By-Laws (or equivalent constitutional documents), with English translation thereof, of Sellers.

8.                          Certified true copy of the minutes of meetings of the Board of Directors and Shareholders of Sellers, duly notarized, apostilled, approving and ratifying the sale of the Vessel to Buyers and the terms of the Agreement, authorizing Sellers’ officers and attorneys-in-fact to execute and deliver the Bill of Sale, the Protocol of Delivery and Acceptance and any other documents required under the Agreement or this Appendix and appointing authorized representatives of the Sellers.

9.                          A Power of Attorney of Sellers duly executed and notarized, apostilled in favor of one or more authorized representatives of Sellers to act on behalf of Sellers in connection with the sale of the Vessel, to execute and deliver the Bill of Sale, the Protocol of Delivery and Acceptance and any other documents required under the Agreement or this Appendix and the deletion of the Vessel from its current registry.

10.                    Certificate of the Hong Kong Register, dated on the day of delivery of the Vessel confirming that (a) Sellers are the registered owner of the Vessel and (b) the Vessel is free of any recorded mortgages, liens or encumbrances (c) that the Hong Kong Register has consented to the deletion of the Vessel and the transfer of the vessel to be registered under the Marshall Islands Registry. Document to be faxed to the closing and original to be send to Buyers within 3 days.

11.                    A letter of undertaking from Sellers to delete the Vessel from Hong Kong registry and provide Buyers with the original deletion certificate in the name of Sellers issued by the Hong Kong registry within thirty days after delivery of the Vessel.

12.                    A copy of the Vessel’s CSR, together with a copy of Sellers notification to the Hong Kong Registry of the sale of the Vessel and the deletion from Hong Kong Registry in requirement of the ISPS Code.

14.                    An original Certificate issued by the Classification Society dated not earlier than three days prior to delivery of the Vessel confirming that the Vessel has its present class fully maintained free of recommendations and notations.

15.                    Letter from Sellers to the Vessel’s Classification Society to deal directly with the Marshall Islands Maritime and Corporate Administrator’s office in connection with the issuance of a Class Statement dated within five (5) working days prior to delivery of Vessel, issued by the Classification Society containing the following:

(i)                       A list of all existing conditions, recommendations and deficiencies that are outstanding at the date of the statement including a specific reference to all of the outstanding recommendations, conditions or deficiencies that have not been dealt with and a list of the same;

(ii)                    A list of the Statutory Certificates which the Vessel’s Classification Society is prepared to issue on behalf of the Buyers Registry upon satisfactory completion of all the relevant Statutory Surveys;

(iii)                 The status of all current relevant Statutory Surveys, setting forth dates of completion of each; and

(iv)                A brief sentence or paragraph, reading substantially as follows: “to the extent known by [name of Classification Society] the above vessel is presently fit to proceed to sea prior to the completion of the outstanding items (if any) as noted above”.

16.                    Letter from Sellers confirming that to their knowledge the Vessel is not blacklisted by any country or nation or any government or any organization such as the Arab Boycott League and ITF.

17.                    Sellers shall provide Buyers with copies of the following certificates of the Vessel not later than seven days prior to delivery of the Vessel:

(a)                     Certificate of Registry

(b)                   International Tonnage Certificate;

(c)                    ISM Safety Management Certificate;

(d)                   Cargo Ship Safety Construction Certificate;

(e)                    Cargo Ship Safety Equipment Certificate;

(f)                      Cargo Ship Safety Radio Certificate; and

(g)                   Ship’s Cargo Gear Book.

B.                        Sellers and Buyers hereby agree that the following documents are to be provided by Buyers to Sellers upon closing:

1.                          Original, apostilled resolutions adopted by the Buyers, authorizing the purchase of the Vessel from Sellers and authorizing their representatives to effect payment of the balance of the purchase price, take delivery of the Vessel, receive, deliver and sign all necessary documents in connection with the purchase and delivery of the Vessel, including signing the release letter of a joint deposit account;

2.                          Original apostilled Power of Attorney of Buyers issued in accordance with the above resolutions;

3.                          Original Certificate of Good Standing of Buyers dated within 10 days of closing.

After the deposit has been lodged, the Sellers are to provide the Buyers with the following drawings: 1) General Arrangement 2) Capacity Plan 3) Trim and Stability 4) Pumping and Piping diagram.

For the Buyers		For the Sellers

Elgin Navigation Inc		Great Basic Limited

For and on behalf of
GREAT BASIC LIMITED

/s/ Charilaos Loukopoulos	/s/ Atul Sudhakar Gupte
Authorized signature(s)

Name: Charilaos Loukopoulos	Name:	Atul Sudhakar Gupte

Title: DIRECTOR	Title:	Director